                                                                     Exhibit 2.5

                            STOCK PURCHASE AGREEMENT

                          Dated as of December 19, 2001

                                  by and among

         WESTERN FRANCHISE DEVELOPMENT, INC., a California corporation,
                   DENNIS E. GARCELON and E. MARLENA GARCELON,
              Trustees of the Garcelon Trust dated January 6, 1992,
                     and SAMUEL WINSTON GARCELON as Sellers,

                                       and

                         RED ROBIN INTERNATIONAL, INC.,
                         A Nevada corporation, as Buyer

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of December 19, 2001, is entered into by and among RED ROBIN INTERNATIONAL, INC., a Nevada corporation ("Buyer") on the one hand, and WESTERN FRANCHISE DEVELOPMENT, INC, a California corporation (the "Corporation") and DENNIS E. GARCELON and E. MARLENA GARCELON, Trustees of the Garcelon Trust dated January 6, 1992, and SAMUEL WINSTON GARCELON (the "Shareholders"), on the other hand, with reference to the following facts. The Buyer, the Corporation and the Shareholders are sometimes referred to collectively herein as the "parties." The Corporation and the Shareholders are sometimes referred to collectively herein as "Selling Parties."

     A. The Corporation is engaged in the operation of a restaurant business pursuant to a franchise agreement, area development agreements, license/franchise agreements, and the Phoenix agreements with its franchisor, Red Robin International.

     B. As of the closing of the transactions contemplated herein, the Shareholders will own all of the issued and outstanding capital stock of the Corporation (the "Corporation's Stock").

     C. Buyer wishes to acquire from the Shareholders all of the Corporation's Stock;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto agree as follows:

1. PURCHASE OF THE CORPORATION'S STOCK

     1.1 Shares To Be Purchased. At the Closing (as defined in Section 2), the
         -----------------------
Shareholders shall sell and deliver to Buyer all of the issued and outstanding shares of the Corporation's Stock, being the number of shares of stock of the Corporation set forth on Schedule A opposite each Shareholder's name. At the
                         ----------
Closing, Buyer shall purchase the Corporation's Stock and in exchange therefor shall deliver to the Shareholders at the Closing the purchase price described in
Section 1.2 (the "Purchase Price").

     1.2 Purchase Price. The Purchase Price shall be the sum of Six Million Five
         ---------------
Hundred Thousand Dollars ($6,500,000), less an amount equal to the liability represented by the gross amount owing under the Corporation's lease for its central office located at 6400 Village Parkway, Dublin, California, and any equipment leases for equipment located at 6400 Village Parkway, Dublin, California, and subject to further adjustment as set forth herein. If the adjusted Total Equity of the Corporation at the Closing deviates from Two Million One Hundred Forty-Five Thousand Dollars ($2,145,000) by more than Ten Thousand Dollars ($10,000), the Purchase Price shall be adjusted, by increasing or decreasing the Purchase Price on a dollar-for-dollar basis to the extent the adjusted Total Equity exceeds $10,000 in excess of, or less than, an adjusted Total Equity of $2,145,000. For the purpose of determining adjusted Total Equity at the Closing, adjustments to the Corporation's balance sheet shall be made consistent with Exhibit B attached hereto, subtracting from current assets excess cash as determined by Corporation and those Fixed Assets identified as

Corporate Furniture & Equipment (including a corporate automobile) and also subtracting Short-Term Portion Liabilities and Long-Term Portion Liabilities.

     The Corporation's accountants, Blanding, Boyer & Rockwell (the "Accountants"), shall deliver to Buyer a calculation of the Total Equity of the Corporation as of the Closing within 30 days following the Closing. The Total Equity calculation prepared by the Accountants shall be conclusive and binding on the parties for purposes of calculating any adjustment to the Purchase Price unless Buyer notifies the Shareholders in writing (a "Dispute Notice"), within 10 days of Buyer's receipt of the Total Equity calculation, of any disagreements therewith (stating with reasonable specificity the basis for any such disagreement). During such 10-day period, the Accountants shall give Buyer and its accountants or other representatives access to all work papers related to the preparation of the Total Equity calculation. Buyer and the Shareholders shall negotiate in good faith to resolve any disagreements concerning the Total Equity calculation as promptly as practicable. If any disagreement concerning the Total Equity calculation is not resolved by Buyer and the Shareholders within 10 days following the Shareholders' receipt of the Dispute Notice, Buyer and the Shareholders shall promptly engage, on standard terms and conditions for a matter of such nature, a nationally recognized firm of independent accountants to resolve the disputed amounts. The engagement agreement with the independent accountants shall require the independent accountants to make their determination with respect to the items in dispute within 10 days following their appointment. Buyer and the Shareholders (as a group) shall share the costs of the fees and expenses of such independent accountants equally. The resolution by the independent accountants of any dispute concerning the Total Equity calculation shall be final, binding and conclusive upon the parties for purposes of any adjustment of the Purchase Price under this Section 1.2.

     It is anticipated that Buyer shall elect to treat this purchase as an asset purchase under the provisions of Internal Revenue Code Section 338. If such election is made by Buyer, Buyer and Shareholders shall agree upon a fair allocation of the Purchase Price with respect to the assets of the Corporation. Shareholders and Buyer shall cooperate in executing any and all necessary documents in connection with the Section 338 election.

     1.3 Special Adjustment for Sun Valley Lease. It has been disclosed to Buyer
         ----------------------------------------
that Corporation has entered into a new lease for its Sun Valley location which requires that the Corporation construct certain improvements at its Sun Valley restaurant location. The total amount of the cost and financing for such improvements is estimated to be between $400,000 and $450,000. To the extent that any such financing and improvement costs are incurred prior to the Closing, any such costs shall be amortized over the term of the Sun Valley Lease and shall not be expensed against the Company's adjusted Total Equity for the purposes of determining the adjusted Total Equity as described in paragraph 1.2 above.

     1.4 Excess Cash and Corporate Assets, Short-Term and Long-Term Portion
         ------------------------------------------------------------------
Liabilities. As set forth in Section 1.2, Corporation shall have the right to
------------
distribute to its Shareholders such amounts as Corporation deems to be "excess cash" prior to the Closing. There shall be paid from the Purchase Price deposited by Buyer at the Closing all Short-Term Portion Liabilities and all Long-Term Liabilities as set forth on Schedule B, and in particular as identified on Schedule 5 and Schedule 6 of Schedule B. Corporation shall also have the right to distribute to Shareholders a corporate motor vehicle identified as a 1995 Infiniti Q45.

2. CLOSING

     The closing of the transactions contemplated herein (the "Closing") shall take place on January 14, 2002 (the "Closing Date"), following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself). The Closing shall take place at the offices of Gagen, McCoy, McMahon & Armstrong, 279 Front Street, Danville, California. For accounting and tax reporting purposes, the Closing shall be deemed effective as of 12:01 a.m. on January 14, 2002 (the "Effective Date").

     At the Closing, the respective parties shall make the following deliveries:

     2.1 Shareholders' Deliveries. The Shareholders shall deliver to Buyer the
         -------------------------
certificates representing all outstanding shares of the Corporation's Stock, free and clear of all liens, security interests, claims and encumbrances, accompanied by stock powers duly executed in blank, as well as the various certificates, instruments, and documents referred to in Section 5.1.

     2.2 Buyer's Deliveries. Buyer shall tender delivery of the Purchase Price
         -------------------
in the form of a cashier's check, cash, or other instrument acceptable to Shareholders.

     3. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE SHAREHOLDERS.
        -----------------------------------------------------------------------
Each of the Corporation and the Shareholders represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of execution of this Agreement (the "Signing Date") and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the Signing Date throughout this Section 3.1 with respect to itself, himself or herself, except as set forth in the disclosure schedules delivered by the Corporation and the Shareholders to the Buyer (each a "Schedule," collectively the "Schedules").

     3.1 Organization, Standing and Qualification. The Corporation is duly
         -----------------------------------------
organized and formed, validly existing and in good standing under the laws of the State of California. The Corporation has full corporate power and authority to own and lease its properties and to carry on its business as now conducted, to execute and deliver this Agreement.

     3.2 Capitalization. Schedule A sets forth, as of the Closing Date, the
         --------------- ----------
authorized and outstanding capital stock of the Corporation, the name, addresses and social security numbers or taxpayer identification numbers of the record and beneficial owners thereof, and the number of shares so owned, the certificate number for each share certificate. As of the Closing, all of the issued and outstanding shares of the capital stock of the Corporation will be owned of record and beneficially by the Shareholders, as set forth on Schedule A. Each
                                                             -----------
share of the capital stock of the Corporation is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any past or present shareholder of the Corporation, or in violation of any federal or state securities law. No option, warrant, call, conversion right or commitment of any kind (including any of the foregoing created in connection with any indebtedness of the Corporation) exists which obligates the Corporation to issue any of its authorized but unissued capital stock or other equity interest.

     3.3 All Stock Being Acquired. The Corporation's Stock being acquired by
         -------------------------
Buyer hereunder constitutes all of the outstanding capital stock of the Corporation. As of the Closing, the Shareholders will have title to and ownership of all of the shares of the capital stock of the Corporation. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire the issued and outstanding Corporation's Stock and thereby acquire indirectly all of the assets of the Corporation and all liabilities of the Corporation, except as otherwise specifically set forth herein. No other person holds any right or interest in any of the assets of the Corporation.

     3.4 Authority for Agreement. The Corporation and each of the Shareholders
         ------------------------
have full right, power and authority to enter into this Agreement and the other agreements contemplated under this Agreement to which each such person is a party, and to perform its, his or her obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Corporation have been duly and validly authorized by its Board of Directors and the Shareholders. This Agreement has been duly and validly executed and delivered by the Corporation and the Shareholders and, subject to the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of the Corporation and the Shareholders enforceable against the Corporation and the Shareholders in accordance with its terms.

     3.5 Noncontravention. To the Knowledge of the Corporation and the
         -----------------
Shareholders, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) result in the material breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, require any consent under, or result in any lien, claim, or encumbrance on the Corporation's assets under any mortgage, lease, note, bond, indenture, or contract, agreement, license or other instrument or obligation of any kind or nature to which the Corporation is a party, or by which the Corporation, or any of its assets, is or may be bound or affected, except as to the required lessor consents for the assignment of any lease currently held by the Corporation; or (B) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, known to the Corporation, or require the approval, consent or permission of any governmental or regulatory authority.

     3.6 Financial Statements. Schedule B sets forth the Corporation's balance
         ---------------------
sheet, supporting schedules, and Adjusted Balance Sheet adjusted as agreed upon by the parties, as of June 17, 2001 (the "Financial Statements"). Except for the adjustments identified on the Adjusted Balance Sheet, the Financial Statements
(A) have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied on a basis consistent throughout the periods indicated and consistent with each other, and (B) present fairly the financial condition of the Corporation as of the dates specified and the results of operations for the periods specified.

     3.7 Liabilities. To the Knowledge of the Corporation and the Shareholders,
         ------------
Schedule C sets forth all claims, suits and proceedings which are pending
----------
against the Corporation, and, to the Knowledge of the Corporation and the Shareholders, all material claims, suits and proceedings threatened or anticipated against the Corporation.

     3.8 Inventories; Personal Property. To the Knowledge of the Corporation and
         -------------------------------
the Shareholders, Schedule D sets forth a depreciation schedule of the personal
                  ----------
property and fixed assets of the restaurants of the Corporation as of August 8, 2001.

     3.9 Permits and Licenses. To the Knowledge of the Corporation and the
         ---------------------
Shareholders, Schedule E lists, as of August 8, 2001, material permits,
              ----------
licenses, titles, zoning and land use approvals and authorizations, including, without limitation, any conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents constituting a material authorization or entitlement or otherwise material to the operation of the business of the Corporation (collectively the "Governmental Permits") owned by, issued to, held by or otherwise benefitting the Corporation as of the Closing Date, including but not limited to any governmental permits required by the California Department of Alcoholic Beverage Control, or any other governmental authority.

     3.10 Personnel. Schedule F lists, as of August 8, 2001, all multi-unit and
          ---------- ----------
single unit management employees of the Corporation and their respective rates of compensation. The Corporation has not entered into any written employment contracts with any employees.

     3.11 Title to Tangible Assets. The Corporation has good title to, or a
          -------------------------
valid leasehold interest in, the material tangible assets it uses regularly in the conduct of its business.

     3.12 Corporate Records. The corporate minute books, stock ledgers, books,
          ------------------
ledgers, financial records and other records of the Corporation have been made available to Buyer and its agents at the offices of the Corporation's accountants. The minute books of the Corporation contain accurate and complete records of the meetings held, and material corporate action taken by, the shareholders and the board of directors of the Corporation.

     3.13 Current Operational Restaurants. Schedule G sets forth the restaurants
          -------------------------------- ----------
currently operated by Corporation. Corporation has recently closed a restaurant in San Leandro and there are no, or immaterial, assets remaining from the operation of such San Leandro restaurant.

     3.14 Brokers; Finders. To the Knowledge of the Corporation and the
          -----------------
Shareholders, except as set forth on Schedule H, no person has acted directly or indirectly as a broker, finder or financial advisor for the Corporation or the Shareholders in connection with the transactions contemplated by this Agreement, and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Corporation or the Shareholders.

     3.15 Environmental Matters. To the Knowledge of the Corporation and the
          ----------------------
Shareholders, no Hazardous Materials (which shall mean any material or substance that is prohibited or regulated by any state or federal statute as being toxic, hazardous, or otherwise producing a danger to health, reproduction or the environment) are present at any property leased by the Corporation, except to the extent that such Hazardous Materials have been used in all material respects in compliance with applicable law. Neither the Corporation nor the Shareholders are aware of any fact or circumstance which would result in any environmental liability which could reasonably be expected to result in a material adverse affect on the business or financial status of the Corporation.

     3.16 Tax Returns and Audits. The Corporation has prepared and timely filed
          -----------------------
all required federal, state and local tax returns relating to any and all taxes concerning or attributable to the Corporation or its operations, and such tax returns have been completed in accordance with applicable law. The Corporation has paid all taxes that it is required to pay and has withheld with respect to its employees all federal and state income taxes, FICA, FUTA, and other taxes required to be withheld. No audit or other examination of any tax return of the Corporation is presently in progress, nor has the Corporation been notified of any requests for such an audit or other examination.

     3.17 Retirement Plan Compliance. To the Knowledge of the Corporation and
          ---------------------------
the Shareholders, the Corporation has performed in all material respects all obligations required by it to be performed, and is not in default or in violation of, and neither has any knowledge of any default or violation by any other party, of any retirement plan provided for the employees of the Corporation, and any and all such retirement plans have been established and maintained in all material respects in accordance with the terms and conditions of such plan and in compliance with all applicable laws, statutes, order, rules and regulations, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     3.18 Disclaimer of Other Representations and Warranties. Except as
          ---------------------------------------------------
expressly set forth in Section 3, the Corporation and the Shareholders make no representation or warranty, express or implied, at law or in equity, in respect of the Corporation or the Shareholders respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in Section 3, Buyer is purchasing the Corporation's Stock and is taking title to the Corporation's assets and responsibility for its liabilities on an "as-is, where-is" basis.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Corporation and the Shareholders that each of the following representations and warranties is true as of the Signing Date and will be true as of the Closing Date, and agrees that such representations and warranties shall survive the Closing:

     4.1 Experience of Buyer. Buyer has previously operated a franchised
         --------------------
restaurant business and is familiar with restaurant operations.

     4.2 No Breach of Default. The execution and delivery by Buyer of this
         ---------------------
Agreement, and the consummation by Buyer of the transactions contemplated hereby, do not:

          (a) result in the material breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, require any consent under, or result in any lien, claim, or encumbrance on Buyer's assets under any mortgage, lease, note, bond, indenture, or contract, agreement, license or other instrument or obligation of any kind or nature to which Buyer is a party, or by which Buyer, or any of his assets, is or may be bound or affected; or

          (b) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, known to Buyer, or require the approval, consent or permission of any governmental or regulatory authority.

     4.3 Execution and Delivery of Agreement. This Agreement has been validly
         ------------------------------------
executed and delivered by Buyer and, subject to the due authorization, execution and delivery by the Corporation and the Shareholders, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Buyer has full power, legal right and authority to enter into and perform his obligations under this Agreement and to carry on his business as presently conducted. No consent of, approval by, filing with, or notice to any governmental authority or any other person or entity is required for Buyer to execute, deliver, and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof do not and will not, after the giving of notice, or the lapse of time or otherwise: (a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to Buyer; or (b) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which Buyer is a party or by which he is bound.

     4.4 Brokers; Finders. No person has acted directly or indirectly as a
         -----------------
broker, finder, consultant or financial advisor for Buyer in connection with the transactions contemplated by this Agreement, and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Buyer.

5. CONDITIONS TO OBLIGATION TO CLOSE
   ---------------------------------

     5.1 Conditions to Obligation of Buyer. The obligation of Buyer to
         ----------------------------------
consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions, provided, however, that Buyer may waive any condition specified in this Section 5.1 if Buyer executes a writing so stating at or prior to the Closing:

          (a) The representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date;

          (b) The Selling Parties shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (d) All actions to be taken by the Selling Parties in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

          (e) The Shareholders shall have caused each officer and director of the Corporation to deliver a resignation as an officer and/or director of the Corporation.

          (f) The Shareholders shall have delivered to Buyer a Certificate of Non-Foreign Status setting forth the home address, social security number and a statement as to residency status of the Shareholders, dated the Closing Date and duly executed by each Shareholder under penalty of perjury.

          (g) Buyer shall have completed its Due Diligence investigation of the Corporation and the Shareholders, to Buyer's satisfaction in Buyer's sole discretion, by no later than thirty (30) days after the execution of this Agreement or the day before the Closing Date, whichever shall come first (the Due Diligence period).

          (h) The Corporation's lessors shall have provided their consent to an assignment of the Corporation's leases to Buyer.

     5.2 Conditions to Obligation of the Selling Parties. The obligation of the
         ------------------------------------------------
Selling Parties to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions, provided, however, that the requisite Selling Party may waive any condition specified in this Section 5.2 if it executes a writing so stating at or prior to the Closing:

          (a) The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) Buyer shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

          (c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (d) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the requisite Selling Parties;

          (e) Buyer shall have tendered for delivery to the Shareholders the Purchase Price in accordance with Section 1.2.

          (f) The Corporation's franchisor shall have approved the terms and conditions of this Agreement and have approved the transfer of the franchise rights from the Corporation to Buyer.

          (g) The Corporation's lessors shall have provided consents to the assignment of all the Corporation's leases to the Buyer.

     5.3 Conduct of Due Diligence. Buyer shall be entitled to conduct an
         -------------------------
inspection of the books, records, contracts, documents and assets of the Corporation ("Due Diligence") during normal business hours of the Corporation, and scheduled at mutually agreeable times and locations. All such Due Diligence activity shall be conducted pursuant to the provisions of a Confidentiality Agreement previously executed by Buyer, dated October 31, 2001.

     Notwithstanding the foregoing, Buyer shall make no contact with Corporation's lessors without the prior written consent of Corporation. Corporation will initiate contact with Corporation's lessors upon Buyer's indication of approval of Corporation's financial information, and real estate leases.

6. ADDITIONAL COVENANTS OF BUYER, THE CORPORATION AND THE SHAREHOLDERS
   -------------------------------------------------------------------

     6.1 Further Assurances and Additional Conveyances. In case at any time
         ----------------------------------------------
after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 7 below).

     6.2 Confidentiality of Transaction. Except with respect to disclosures made
         -------------------------------
by a party to its attorneys, accountants, and other professional service providers employed to assist such party with the transactions contemplated by this Agreement, and the employees of Corporation, its lessors, and state and federal regulatory and licensing authorities, the terms contained in this Agreement, and the existence of the negotiations between Selling Parties and Buyer, are confidential and shall not be discussed with or disclosed to third parties, or announced publicly by either party until after the Closing or the termination of this Agreement pursuant to the provisions of Section 9, except by mutual agreement of the parties. Each party agrees not to disclose any confidential or proprietary information received from the other party or discovered as a result of the negotiations and due diligence investigations associated with the transactions contemplated by this Agreement at any time without the prior written approval of the other party.

     6.3 Brokers and Finders Fees. Each party shall pay and be responsible for
         -------------------------
any broker's, finder's or financial advisory fees incurred by it in connection with the transactions contemplated by this Agreement.

7. INDEMNIFICATION AND OFFSET PROCEDURES
   -------------------------------------

     7.1 Potential Claims. Buyer has a potential claim (a "Potential Claim")
         -----------------
against Shareholders if, by no later than one (1) year after the Closing, (i) Buyer provides Shareholders with written notice (in the manner specified in Section 7.3 (a) below) that Buyer contends that there has been a specific material breach of any representation or warranty of the Corporation or a Shareholder set forth in this Agreement and (ii) Buyer has incurred, or will be required to incur, costs and expenses (excluding attorney's fees) as a result of the alleged material breach or alleged material undisclosed liabilities. Buyer shall promptly notify the Shareholders of the existence of any Potential Claim or any other matters to which Buyer intends to claim that any indemnification or offset obligations would apply and will give the Shareholders a reasonable opportunity to defend the same at the Shareholders' own expense and with counsel of the Shareholders' own selection. If the Shareholders, within a reasonable time after said notice, fail to defend, Buyer will have the right, but not the obligation, to undertake the defense of and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf of the Shareholders. If the claim is one that cannot by its nature be defended solely by the Shareholders (including any federal or state tax proceeding), Buyer will make available, and cause the Corporation to make available, all information and assistance that the Shareholders may reasonably request.

     7.2 Valid Claims. Buyer has a valid claim (a "Valid Claim") if (i) Buyer
         -------------
has complied with the notice procedures set forth herein, and (ii) either the parties have agreed that the Potential Claim states a valid claim for indemnification pursuant to Section 7.3(b) below, or, in the absence of an agreement by the parties, by arbitration proceedings as provided in Section 7.3(b) below, has determined that the Potential Claim states a valid claim for indemnification pursuant to this Section 7.

     7.3 Claim Procedures.
         -----------------

     (a) As soon as Buyer becomes aware of any Potential Claim, Buyer shall, by no later than thirty (30) days after Buyer first becomes aware of said Potential Claim, provide the Shareholders with written notice of said Potential Claim. As part of its written notice to the Shareholders, Buyer shall supply the Shareholders with reasonable backup documentation supporting its Potential Claim. A Potential Claim shall be deemed invalid if written notice thereof is not received by Shareholders (i) within thirty (30) days after Buyer first became aware of said Potential Claim and (ii) by no later than one (1) year after the Closing, even if said one (1) -year date is less than ten (10) days after Buyer first became aware of said Potential Claim.

     (b) Within thirty (30) days after Buyer provides written notice of a Potential Claim to the Shareholders, Shareholders and Buyer will attempt to reach agreement on whether the Potential Claim is a Valid Claim and, if they are in agreement that the Potential Claim is a Valid Claim, the amount attributable to the Valid Claim. If the Shareholders and Buyer are unable to reach agreement within said thirty (30) -day period, then any controversy or claim arising out of or relating to the Potential Claim shall be settled and resolved by binding arbitration in accordance with this provision, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any one party to this Agreement may initiate arbitration by delivering written notice thereof to the other party. Such written notice shall state the intent of the party to have the controversy represented by the Potential Claim resolved by arbitration, shall specify the Potential Claim, and shall designate an arbitrator who shall not have an economic, social or other relationship to the party requesting arbitration ("independent" arbitrator). Delivery may be effected by depositing a notice of such intention addressed to each party, sent by registered mail, return receipt requested, sealed and postage prepaid in the United States Mail, by facsimile transmission, or by personal delivery. Arbitration shall be by the arbitrator so designated unless the other party to whom notice has been delivered requests arbitration by three independent arbitrators within ten (10) days after receipt of the notice of arbitration and designation of arbitrator. If such a request is made, the party making it shall designate a second independent arbitrator and the two arbitrators so designated shall select a third independent arbitrator. The arbitration shall be conducted by the arbitrator(s) pursuant to the provisions of the California Code of Civil Procedure relating to civil arbitrations and the Rules of Court for the California Superior Court, as may be amended and existing from time to time. A decision of any two arbitrators shall be sufficient to constitute an enforceable award under the provisions of this section. The costs incurred in the arbitration, including the fees paid to the arbitrator(s) shall be shared equally by the parties. The arbitrator(s) shall be entitled to retain legal counsel in connection with the arbitration of the dispute submitted to arbitration at the joint expense of the parties during the arbitration proceeding.

     If any party to this Agreement refuses to cooperate voluntarily and without court order in the arbitration process described herein, then, provided that notice of the time and place of the arbitration hearing is given to such party, the arbitration shall proceed in the absence of such party. Any award made by arbitration shall be final and binding on each party to this Agreement, and at the election of any party to the arbitration, a judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitrator(s) shall be empowered to award costs and reasonable attorney's fees in connection with any matter submitted to the arbitrator(s) for determination.

     7.4 No Other Indemnification or Offset. Other than as set forth in this
         -----------------------------------
Section 7, there shall be no other indemnification requirement imposed on the Shareholders by this Agreement, or sought from the Shareholders by Buyer under any other legal theory.

     7.5 Limited Survival of Representations, Warranties, Covenants, and
         ---------------------------------------------------------------
Agreement. The representations and warranties of the Selling Parties contained
----------
in Section 3 and the covenants and agreements of the Selling Parties contained in this Agreement and in any certificate, exhibit or schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement shall survive the Closing (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) for a period of one year thereafter. The indemnification and offset provisions of Section 7 shall be Buyer's sole remedy in regard to any claims related to said representations, warranties, covenants and agreements of the Selling Parties.

8. OPERATIONS FROM SIGNING TO CLOSING
   ----------------------------------

     8.1 Operations. Between the Signing Date and the Closing Date, except as
         -----------
necessary to carry out the transactions contemplated by this Agreement, neither the Corporation nor the Shareholders shall enter into any material contract, agreement, commitment, arrangement or understanding, written or oral, relating to or affecting the Corporation's Stock, assets or real property without Buyer's prior written consent, other than transactions undertaken in the normal course of business. Corporation shall however prior to the Closing have the right to distribute excess cash, as determined by Corporation, to the Shareholders, and to distribute a 1995 Infiniti Q45 to the Shareholders. The Corporation agrees to carry on the Corporation's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and taxes of the Corporation when due, to pay or perform other obligations when due, and to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact the Corporation's present business organization, keep available the services of the Corporation's present officers and key employees, and preserve the Corporation's relationships with its customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Corporation's ongoing business.

     8.2 Obtain Consents. Promptly after the Signing Date, Buyer (at Buyer's
         ----------------
sole cost and expense) will, and the Corporation and each of the Shareholders shall cooperate with Buyer to, make all filings and take all steps reasonably necessary to obtain all other approvals and consents required to be obtained in order to complete the transactions contemplated by this Agreement, including, but not limited to, any and all filings and steps reasonably necessary in regard to alcoholic beverage licenses and permits and the transfer of the Corporation's Stock.

     8.3 Title Insurance. Buyer shall have the right to obtain, at
         ----------------
Buyer's cost, any title insurance Buyer desires with respect to any leasehold interest of the Corporation, including its ground lease for the Pleasanton restaurant.

     8.4 Environmental Matters. Corporation shall provide to Buyer for
         ----------------------
inspection as part of Buyer's Due Diligence Period review any and all environmental reports obtained by Corporation with respect to any of the properties which the Corporation currently leases. Buyer shall have the further right to conduct, at Buyer's expense, any and all additional environmental reviews which Buyer may desire.

     8.5 Shareholder Guarantees. During the period between the Signing Date and
         -----------------------
the Closing, Buyer, Corporation, and Shareholders shall use their joint best efforts to obtain a release of any and all guarantees of corporate obligations which have been provided by Shareholders to any lessor and to any creditor of Corporation.

9. TERMINATION OF AGREEMENT
   ------------------------

     9.1 Termination. This Agreement may be terminated at any time prior to the
         ------------
Closing Date:

         (a)  With the mutual consent of Buyer and the Shareholders;

         (b) By the Shareholders, if by the Closing Date any of the conditions provided in Section 5.2 shall not have been satisfied, complied with or performed and the Shareholders shall not have waived such failure of satisfaction, noncompliance or performance;

         (c) By Buyer, if by the Closing Date any of the conditions provided in
     Section 5.1 shall not have been satisfied, complied with or performed and Buyer shall not have waived such failure of satisfaction, noncompliance or nonperformance.

         (d) By either of the Shareholders or Buyer, if the Closing does not occur by 11:59 p.m. (Pacific Time) on January 27, 2002, unless such failure is due to a delay or default on the part of the party seeking to terminate the Agreement.

         (e) By either party upon a material breach of a representation or warranty, or a failure to perform in any material respect any covenant of such party in this Agreement, unless such breach or default has been cured in all material respects within ten (10) days after written notice of such breach or default specifying such breach or default in reasonable detail is given to the party who committed such breach or default.

         (f) In the event of any termination pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)), written notice setting forth the reasons for termination shall be given by the terminating party to the other.

         (g) If this Agreement shall be terminated as herein set forth, Buyer, the Corporation and the Shareholders agree that they will remain obligated under and comply with the provisions of this Agreement regarding confidential and proprietary information set forth in Section 6.2.

     9.2 Effect of Termination. On termination of this Agreement, the
         ----------------------
transactions contemplated herein shall forthwith be abandoned and all continuing obligations and liabilities of the parties under or in connection with this Agreement shall be terminated and of no further force or effect; provided, however, that nothing herein shall relieve any party from liability for any willful misrepresentation, material breach of warranty, or material breach of covenant contained in this Agreement prior to such termination, and further provided that all obligations of the parties as referenced in that Confidentiality Agreement executed by Buyer, dated October 31, 2001, and as further expressed in Section 6.2 of this Agreement shall continue in effect.

     9.3 Effect of Default on Leases. With respect to any and all leases of
         ----------------------------
Corporation which have been guaranteed by Shareholders, and as to which such guarantee is not removed prior to any event of default or failure to cure under such leases, the Shareholders shall have a right to cure any such lease default and to become, consistent with the terms of such lease, the lessee thereunder.

10. GENERAL
    -------

     10.1 Assignment. No party to this Agreement shall assign its rights or
          -----------
obligations hereunder without the approval of all other parties to this Agreement, which approval may be given or withheld in the sole and exclusive discretion of any party whose consent is required. In the event of any approved assignment, this Agreement shall be binding on and inure to the benefit of any such approved assignee. This Agreement shall be binding and inure to the benefit of the parties hereto and their successors, heirs, and legal representatives.

     10.2 Counterparts. This Agreement may be executed in two or more
          -------------
counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     10.3 Notices. All notices, requests, demands and other communications
          --------
hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or one (1) business day following deposit with an air courier service:

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If to the Shareholders:                At the addresses set forth on Schedule A.

With a copy to:                        Gregory L. McCoy, Esq.
                                       Gagen, McCoy, McMahon & Armstrong
                                       279 Front Street
                                       Danville, CA 94526
                                       Phone: (925) 837-0585
                                       Facsimile: (925) 838-5985
                                       e-mail: glmccoy@gmmalaw.com
                                               -------------------
If to Buyer:                           Red Robin International, Inc.
                                       5575 DTC Parkway, Suite 110
                                       Greenwood Village, CO 8011
                                       Attn: John Grant, Esq.
                                       Facsimile: (303) 846-6067

With a copy to:                        Brandi R. Steege, Esq.
                                       O'Melveny & Myers LLP
                                       610 Newport Center Dr., 17th Floor
                                       Newport Beach, CA 92660
                                       Facsimile: (949) 823-6994

     10.4 Applicable Law/Venue/Exclusive Jurisdiction. The Agreement shall be
          -------------------------------------------
governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws provisions. Should it be necessary to seek a court's assistance in regard to this Agreement, each of the parties agrees to submit to the exclusive jurisdiction of the state court sitting in Contra Costa County, California in any such proceeding, and agrees that all claims in any such proceeding may be heard and determined in such court. Each party also agrees not to bring any action or proceeding in any other court. Each of the parties consents to venue in such jurisdiction, waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may effect service of process on any other party by sending or delivering a copy of the process to the party to be served at the address set forth in Section 10.3 for such party provided that if diligent efforts to serve a party are unsuccessful notwithstanding the serving party's compliance with the foregoing, each party agrees that, in such event, each party shall hereby be deemed to have appointed the California Secretary of State as agent for service of process on such party and agrees that service may be effected by delivering a copy of such service to the Secretary of State.

     10.5 Payment of Fees and Expenses. Whether or not the transactions herein
          ----------------------------
contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder (including, in the case of the Shareholders, any such fees, expenses and disbursements paid or accrued by, or charged to, the Corporation).

     10.6 Incorporation by Reference. All schedules and exhibits attached hereto
          --------------------------
are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

     10.7 Captions. The captions in this Agreement are for convenience only and
          --------
shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

     10.8 Number and Gender of Words. Whenever the singular number is used
          --------------------------
herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

     10.9 Entire Agreement. This Agreement (including the schedules and exhibits
          ----------------
hereto) and the other documents delivered pursuant hereto constitute the entire agreement and understanding between the Selling Parties and Buyer and supersedes any prior agreement and understanding relating to the subject matter of this Agreement among the parties hereto. This Agreement may be modified or amended only by a written instrument executed by the Selling Parties and Buyer acting through its officers, there unto duly authorized by its Board of Directors.

     10.10 Waiver. No waiver by any party hereto at any time of any breach of,
           ------
or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

     10.11 Construction. The language in all parts of this Agreement must be in
           -------------
all cases construed simply according to its fair meaning and not strictly for or against any party. The word "Knowledge," as used in this Agreement, shall mean
                             ---------
actual knowledge without independent investigation. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a
                                       ---
calendar day. All references to "business day" mean any day of the year other
                                 ------------
than a Saturday, Sunday or a public or bank holiday in California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons there unto duly authorized as of the date first above written.

         THE CORPORATION:                   WESTERN FRANCHISE DEVELOPMENT, INC.,
                                            A California corporation

                                            By:  /s/ Dennis Garcelon
                                                ---------------------------
                                                     Dennis Garcelon,
                                                     President

                                            By:  /s/ Marlena Garcelon
                                                ---------------------------
                                                     Marlena Garcelon,
                                                     Secretary

         THE SHAREHOLDERS:                  /s/ Dennis E. Garcelon
                                            ------------------------------------
                                                Dennis E. Garcelon, Trustee of
                                                The Garcelon Trust dated
                                                January 6, 1992


                                            /s/ E. Marlena Garcelon
                                            ------------------------------------
                                                E. Marlena Garcelon, Trustee of
                                                The Garcelon Trust dated
                                                January 6, 1992

                                            /s/ Samuel Winston Garcelon
                                            ------------------------------------
                                                Samuel Winston Garcelon

         BUYER:                             RED ROBIN INTERNATIONAL, INC.,
                                            A Nevada corporation

                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------

                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------

         THE SHAREHOLDERS:                  /s/ Dennis E. Garcelon
                                            ------------------------------------
                                                Dennis E. Garcelon, Trustee of
                                                The Garcelon Trust dated
                                                January 6, 1992


                                            /s/ E. Marlena Garcelon
                                            ------------------------------------
                                                E. Marlena Garcelon, Trustee of
                                                The Garcelon Trust dated
                                                January 6, 1992

                                            /s/ Samuel Winston Garcelon
                                            ------------------------------------
                                                Samuel Winston Garcelon

         BUYER:                             RED ROBIN INTERNATIONAL, INC.,
                                            A Nevada corporation

                                            By: /s/ Michael J. Snyder
                                               ---------------------------------

                                            Title:  CEO
                                                  ------------------------------

                                            By: /s/ James McCloskey
                                               ---------------------------------

                                            Title:  CFO
                                                  ------------------------------

                     List of Omitted Exhibits and Schedules
                     --------------------------------------

The following exhibits and schedules to the Stock Purchase Agreement have been omitted and shall be furnished supplementally to the Commission upon request:

Schedule A   -   Shareholders and Capitalization
Schedule B   -   Financial Statements
Schedule C   -   Claims, Suits and Proceedings Pending Against the Corporation
                 or Threatened or Anticipated
Schedule D   -   Depreciation, Schedule of Personal Property and Fixed Assets
Schedule E   -   Permits and Licenses
Schedule F   -   Personnel Schedule
Schedule G   -   Restaurants Currently Operated by Corporation
Schedule H   -   Brokers/Finders Compensation